Exhibit 99.1

Press Release dated May 14, 2002

Source: EDEN Bioscience Corporation

EDEN BIOSCIENCE® APPOINTS NEW INDEPENDENT ACCOUNTANTS

     BOTHELL, Washington, May 14, 2002 – EDEN Bioscience Corporation (NASDAQ:EDEN) today announced that its Board of Directors has appointed KPMG LLP as the company’s independent accountants for 2002. The decision was made following thorough consideration by EDEN Bioscience’s management and the audit committee of the board of directors. Prior to the selection of KPMG, Arthur Andersen had served as the company’s independent accountants. EDEN said the decision to change auditors was not the result of any disagreement between the company and Arthur Andersen.

     About EDEN Bioscience

     EDEN Bioscience is a plant technology company focused on developing, manufacturing and marketing innovative, natural protein-based products for agriculture. EDEN Bioscience believes its technology and initial product, Messenger®, provide growers with a new tool to improve crop production and plant protection. Messenger, which received unconditional EPA approval for full commercial use in April 2002, is based on naturally occurring proteins called “harpins,” which activate natural plant defense systems to protect against disease and pests, and simultaneously activate plant growth systems, improving crop yield and quality. Messenger has been tested in over 1,000 field trials in many countries and on more than 40 crops including: citrus, cotton, cucumber, peppers, strawberries, tobacco, tomatoes, grapes and corn. EDEN Bioscience’s headquarters are at 3830 Monte Villa Parkway, Bothell, WA 98021, 425-806-7300; www.edenbio.com.

     (c)  2002 EDEN Bioscience Corporation. Always read and follow label instructions before buying or using this product. Messenger®, EDEN®, and EDEN Bioscience® are registered trademarks of EDEN Bioscience Corporation. Messenger is not currently registered for sale or use in Colorado. In California, Messenger is labeled for disease management for use on strawberries, grapes, and fruiting vegetables only.

CAUTIONARY STATEMENT: Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, among which include statements regarding Messenger’s benefits to agriculture. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect EDEN’s actual results include, among others, dependence on a single product to produce projected revenue; inability to develop adequate sales and marketing capabilities; economic conditions in agriculture; inability to transition from a company with a research focus to a company capable of supporting commercial activities; unsuccessful development and commercialization of our single product; inability to produce a high quality product as manufacturing activity is increased; history of losses; unsuccessful research in specific target crops; and unfavorable weather conditions. More information about these and other factors that potentially could affect EDEN’s financial results is included in EDEN’s most recent quarterly report on Form 10-Q and in its other public filings filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. EDEN undertakes no obligation to update any forward-looking statements.